Exhibit 99.1

Sutro Biopharma Reports Second Quarter 2024 Financial Results, Business Highlights and Select Anticipated Milestones

- Sutro will present updated data from the ongoing Phase 1b study of luvelta in combination with bevacizumab in a poster presentation at ESMO 2024; expansion study is ongoing with data expected in the first half of 2025 -

-
REFRαME-O1 Part 2 (randomized portion) of the Phase 3 trial of luvelta for treatment of platinum-resistant ovarian cancer (PROC) is underway -
-
REFRαME-P1, a registration-enabling trial of luvelta for pediatric patients with CBFA2T3::GLIS2 (CBF/GLIS; RAM phenotype) AML, is expected to be initiated in the second half of 2024 -

- A Phase 2 trial of luvelta for the treatment of NSCLC is expected to initiate in the second half of 2024, with initial data expected in the first half of 2025 -

- As of June 30, 2024, Sutro had $426.0 million, composed of cash, cash equivalents and marketable securities of $375.6 million and approximately 0.7 million shares of Vaxcyte common stock with a fair value of $50.4 million -

SOUTH SAN FRANCISCO, Calif., August 13, 2024 – Sutro Biopharma, Inc. (Sutro or the Company) (NASDAQ: STRO), a clinical-stage oncology company pioneering site-specific and novel-format antibody drug conjugates (ADCs), today reported its financial results for the second quarter of 2024, its recent business highlights, and a preview of select anticipated milestones.

“We continue to make meaningful progress with the development of luvelta across multiple indications, including enrollment of a patient expansion cohort in combination with bevacizumab, nearing initiation of our second registration-enabling trial, REFRaME-P1, for pediatric patients with a rare form of acute myeloid leukemia (AML) and approaching site activation of a Phase 2 trial in non-small cell lung cancer (NSCLC),” said Bill Newell, Sutro’s Chief Executive Officer. “We plan to share supplemental data from our Phase 1b trial of luvelta in combination with bevacizumab at the ESMO meeting in September.”

Mr. Newell added, “We are off to strong start in our new partnership with Ipsen for STRO-003 and continue to advance our preclinical pipeline of next-generation ADCs, including our tissue-factor targeting exatecan ADC, STRO-004. In parallel, we are exploring new partnership opportunities to maximize the potential of our platform and pipeline, led by our new Chief Business Development Officer Barbara Leyman. Additionally, we are delighted to welcome Sukhi Jagpal to our Board, as he brings a wealth of invaluable financial and strategic expertise.”

Recent Business Highlights and Select Anticipated Milestones

Luveltamab Tazevibulin (luvelta), FRα-Targeting ADC Franchise:

•
Sutro will present updated data from the Phase 1b study of luvelta in combination with bevacizumab for patients with ovarian cancer in a poster presentation at the European Society for Medical Oncology (ESMO) Congress 2024 to be held September 13-17 in Barcelona, Spain.

Title: Luveltamab tazevibulin, an antifolate receptor alpha (FRα) antibody-drug conjugate (ADC), in combination with bevacizumab (bev) in patients with recurrent high-grade epithelial ovarian cancer (EOC): STRO-002-GM2 phase 1 study

Date: Saturday, September 14, 2024

•
Part 2 (randomized portion) of the Phase 3 trial, REFRαME-O1, for treatment of platinum-resistant ovarian cancer (PROC), is underway.

•
REFRαME-P1, a registration-enabling trial for pediatric patients with CBFA2T3::GLIS2 (CBF/GLIS; RAM phenotype) AML, is expected to be initiated in the second half of 2024.
•
A Phase 2 expansion study in combination with bevacizumab is ongoing, with data expected in the first half of 2025.
•
A Phase 2 trial for the treatment of NSCLC is expected to initiate in the second half of 2024, with initial data expected in the first half of 2025.

Additional Pipeline Development and Collaboration Updates:

•
In April 2024, Sutro announced a global licensing agreement for STRO-003, a ROR1-targeting ADC, with Ipsen.
•
Sutro plans to submit an IND for STRO-004 in 2025.
•
Sutro continues to seek to maximize the value of its proprietary cell-free platform by working with partners on programs in multiple disease spaces and geographies and has generated from collaborators an aggregate of approximately $970 million in payments through June 30, 2024, including equity investments.

Corporate Updates:

•
In August, Sutro strengthened its Board of Directors with the appointment of Sukhi Jagpal, MBA, CPA, CBV. Mr. Jagpal brings 20 years of experience in the life sciences industry, with expertise in financial management, communication, and organizational effectiveness, including financial analysis, mergers and acquisitions, and cost optimization.
•
In July, Sutro appointed Barbara Leyman, Ph.D., as Chief Business Development Officer, with a focus on building value and executing the Company’s business development strategy, in addition to serving on Sutro’s senior management team.

Upcoming Events: Sutro will participate in two upcoming investor conferences. Webcasts of the presentations will be accessible through the News & Events page of the Investor Relations section of the Company’s website at www.sutrobio.com. Archived replays will be available for at least 30 days after the events.

•
Wedbush PacGrow Healthcare Conference in New York, August 13-14, 2024
•
Wells Fargo Healthcare Conference in Boston, September 4-6, 2024

Second Quarter 2024 Financial Highlights

Cash, Cash Equivalents and Marketable Securities and Vaxcyte Common Stock

As of June 30, 2024, Sutro had $426.0 million, composed of cash, cash equivalents and marketable securities of $375.6 million and approximately 0.7 million shares of Vaxcyte common stock with a fair value of $50.4 million.

Unrealized Gain from Increase in Value of Vaxcyte Common Stock

The non-operating, unrealized gain of $4.8 million for the quarter ended June 30, 2024 was due to the increase since March 31, 2024 in the estimated fair value of Sutro’s holdings of Vaxcyte common stock. Vaxcyte common stock held by Sutro will be remeasured at fair value based on the closing price of Vaxcyte’s common stock on the last trading day of each reporting period, with any non-operating, unrealized gains and losses recorded in Sutro’s statements of operations.

Revenue

Revenue was $25.7 million for the quarter ended June 30, 2024, as compared to $10.4 million for the same period in 2023, with the 2024 amount related principally to the Astellas collaboration and the Vaxcyte agreement. Future collaboration and license revenue under existing agreements, and from any additional collaboration and license partners, will fluctuate as a result of the amount and timing of revenue recognition of upfront, milestones, and other agreement payments.

Operating Expenses

Total operating expenses for the quarter ended June 30, 2024 were $74.4 million, as compared to $56.6 million for the same period in 2023. The 2024 quarter includes non-cash expenses for stock-based compensation of $6.2 million and depreciation and amortization of $1.8 million, as compared to $6.7 million and $1.7 million, respectively, in the comparable 2023 period. Total operating expenses for the quarter ended June 30, 2024 were comprised of research and development expenses of $62.0 million and general and administrative expenses of $12.4 million.

About Sutro Biopharma

Sutro Biopharma, Inc., is a clinical-stage company relentlessly focused on the discovery and development of precisely designed cancer therapeutics, to transform what science can do for patients. Sutro’s fit-for-purpose technology, including cell-free XpressCF®, provides the opportunity for broader patient benefit and an improved patient experience. Sutro has multiple clinical stage candidates, including luveltamab tazevibulin, or luvelta, a registrational-stage folate receptor alpha (FolRα)-targeting ADC in clinical studies. A robust pipeline, coupled with high-value collaborations and industry partnerships, validates Sutro’s continuous product innovation. Sutro is headquartered in South San Francisco. For more information, follow Sutro on social media @Sutrobio, or visit www.sutrobio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities, including enrollment and site activation; timing of announcements of clinical results, trial initiation, and regulatory filings; outcome of regulatory decisions; potential benefits of luvelta and the Company’s other product candidates and platform; timing of payments under our collaboration agreements; potential expansion into other indications and combinations, including the timing and development activities related to such expansion; potential market opportunities for luvelta and the Company’s other product candidates; and the Company’s expected cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the Company’s ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates and the Company’s ability to successfully leverage Fast Track designation, the market size for the Company’s product candidates to be smaller than anticipated, clinical trial sites, supply chain and manufacturing facilities, the Company’s ability to maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the Company’s ability to protect intellectual property, the value of the Company’s holdings of Vaxcyte common stock, and the Company’s commercial collaborations with third parties and other risks and uncertainties described under the heading “Risk Factors” in documents the Company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact

Emily White

Sutro Biopharma

(650) 823-7681

ewhite@sutrobio.com

Sutro Biopharma, Inc.

Selected Statements of Operations Financial Data

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenues	$25,706	$10,412	$38,714	$23,086
Operating expenses
Research and development	62,020	41,592	118,898	80,991
General and administrative	12,371	14,999	25,092	30,511
Total operating expenses	74,391	56,591	143,990	111,502
Loss from operations	(48,685)	(46,179)	(105,276)	(88,416)
Interest income	4,911	2,842	9,007	5,402
Unrealized gain on equity securities	4,808	8,321	8,487	1,329
Non-cash interest expense related to the sale of future royalties	(7,286)	(442)	(14,470)	(442)
Interest and other income (expense), net	(1,758)	(2,915)	(3,971)	(5,901)
Loss before provision for income taxes	(48,010)	(38,373)	(106,223)	(88,028)
Provision for income taxes	8	151	8	546
Net loss	$(48,018)	$(38,524)	$(106,231)	$(88,574)
Net loss per share, basic and diluted	$(0.59)	$(0.64)	$(1.49)	$(1.49)
Weighted-average shares used in computing basic and diluted loss per share	81,224,628	60,339,475	71,341,211	59,535,918

Sutro Biopharma, Inc.

Selected Balance Sheets Financial Data

(Unaudited)

(In thousands)

	June 30, 2024(1)	December 31, 2023(2)
Assets
Cash, cash equivalents and marketable securities	$375,568	$333,681
Investment in equity securities	50,424	41,937
Accounts receivable	6,950	36,078
Property and equipment, net	19,414	21,940
Operating lease right-of-use assets	20,333	22,815
Other assets	16,354	14,285
Total Assets	$489,043	$470,736
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other liabilities	$50,782	$64,293
Deferred revenue	95,654	74,045
Operating lease liability	26,526	29,574
Debt	-	4,061
Deferred royalty obligation related to the sale of future royalties	163,905	149,114
Total liabilities	336,867	321,087
Total stockholders’ equity	152,176	149,649
Total Liabilities and Stockholders’ Equity	$489,043	$470,736

(1) The condensed balance sheet as of June 30, 2024 was derived from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Securities and Exchange Commission on August 13, 2024.

(2) The condensed balance sheet as of December 31, 2023 was derived from the unaudited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on March 25, 2024.